Exhibit 99.1

1500 Corporate Drive
Canonsburg, PA 15317 USA
Phone 724.514.1800
Fax 724.514.1870
Web www.mylan.com

FOR IMMEDIATE RELEASE	CONTACTS:	Michael Laffin (Media)
724.514.1968
Kris King (Investors)
724.514.1813
Mylan Announces Completion of Senior Notes Offering
PITTSBURGH—Nov. 24, 2010—Mylan Inc. (Nasdaq: MYL) today announced that it has completed a private placement of $800 million aggregate principal amount of 6.0% Senior Notes due 2018. Mylan has used the gross proceeds to repay U.S. dollar “B” term loans thereby reducing senior secured leverage and extending the maturity profile of its outstanding indebtedness.
The notes were sold only to qualified institutional buyers in the U.S. in reliance on Rule 144A under the Securities Act of 1933, and outside the U.S. to non-U.S. persons in reliance on Regulation S under the Securities Act. The notes are not and will not be registered under the Securities Act and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 140 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world’s largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information, please visit www.mylan.com.
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